Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Knight-Swift Transportation Holdings Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Knight-Swift Transportation Holdings Inc. on Forms S-8 (File No. 333-220439, effective September 13, 2017; 333-196184, effective May 22, 2014, as amended; 333-171796, effective January 21, 2011, as amended) and Form S-4 (File No. 333-218196, effective May 24, 2017, as amended).
/s/ GRANT THORNTON LLP
Phoenix, Arizona
February 28, 2019